Exhibit 99.1

Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Diluted EPS of $1.28 Including Charges of $0.25

Associated with Merrill Lynch Investment Managers Merger

Assets Under Management Rise to $1.125 Trillion at December 31, 2006

New York, January 23, 2007 — BlackRock, Inc. (NYSE:BLK) today reported net income for the fourth quarter and full year ended December 31, 2006 of $169.4 million and $322.6 million, respectively. Fourth quarter results reflect the impact of the Merrill Lynch Investment Managers (“MLIM”) transaction, which closed on September 29, 2006. Diluted earnings per share for the fourth quarter and full year ended December 31, 2006 were $1.28 and $3.87, including the impact of one-time MLIM integration charges of $0.25 and $1.07 per share, respectively. Before the effect of these charges, fourth quarter and full year 2006 diluted earnings per share increased approximately 40% compared to results reported for the fourth quarter and full year 2005 of $1.09 and $3.50, respectively.

Fourth quarter 2006 earnings were positively impacted by solid organic growth, favorable market conditions and the realization of synergies from the MLIM transaction. Fourth quarter 2006 diluted earnings per share growth compared to 2005 was negatively impacted by approximately $0.23 per share due to higher intangible amortization expense ($0.14 per share) associated with the MLIM transaction and lower performance fees ($0.09 per share).

Adjusted earnings per share1 increased by approximately 33% to $1.61 and $5.33 for the fourth quarter and full year ended December 31, 2006, compared to $1.21 and $4.03 for the fourth quarter and full year 2005. Fourth quarter 2006 adjusted earnings per share reflected $0.25 per diluted share of one-time costs associated with the integration of MLIM and $0.08 per diluted share of expenses associated with BlackRock’s long-term retention and incentive plans (including the BlackRock 2002 Long-Term Retention and Incentive Plan and the 1999 Stock Award and Incentive Plan, collectively “LTIP”) that will be partially funded through a contribution of BlackRock stock currently held by The PNC Financial Services Group, Inc. (“PNC”) and an expected future payment from Merrill Lynch & Co., Inc. (“Merrill Lynch”) related to compensation expense.

Revenue totaled $1.019 billion for fourth quarter 2006. Performance fees totaled $39.9 million, which represented approximately 4% of reported revenue and adjusted diluted earnings per share. Fourth quarter 2005 performance fees were $87.2 million, which represented approximately 24% of $369.1 million in reported revenue and approximately 27% of adjusted earnings per share.

One-time MLIM integration charges for the fourth quarter and full year ended December 31, 2006 were $51.3 million and $141.9 million, respectively. Fourth quarter charges included $45.3 million of general and administrative expenses and $6.0 million in compensation and benefit costs.

The Company’s fourth quarter 2006 adjusted operating margin1 of 35.6% was essentially flat with third quarter of 2006 and fourth quarter 2005. Fourth quarter results include $29 million of incremental intangible amortization, which was partially offset by realized expense synergies.

1 See notes (a) and (b) to condensed consolidated statements of income and supplemental information in Attachment I on pages 8 and 9.

Assets under management (“AUM”) totaled $1.125 trillion at December 31, 2006, up $49.6 billion or 4.6% since third quarter-end and $133.0 billion or 13.4% year-over-year (based on December 31, 2005 pro forma combined AUM of $991.6 billion). Net new business totaled $17.1 billion during the fourth quarter, including $12.3 billion from U.S. investors and $4.8 billion from international clients. For the year, net new business totaled $60.5 billion, including $27.7 billion of net inflows in MLIM prior to the September 29, 2006 closing of the BlackRock/MLIM merger. BlackRock Solutions® also maintained robust momentum, adding five net new assignments during the quarter and 17 throughout the year. New business activity since year-end continues to be very robust, including $20.0 billion of wins funded or to be funded and active searches in process across all products and regions.

“I am very pleased and proud that we were able to achieve an exceptionally strong fourth quarter, our first since closing the merger with MLIM,” stated Laurence D. Fink, Chairman and Chief Executive Officer. “I am particularly gratified by the confidence clients and consultants throughout the world have expressed in BlackRock by awarding us more than $37.1 billon in new assets (funded and pending) since closing and by selecting BlackRock Solutions for their investment platform and advisory needs.

“Throughout the quarter, we continued to make progress on our integration, including completing the conversion of U.S. equities onto our Aladdin® system shortly after the beginning of the year. Most importantly, investment performance remained competitive, and our employees continued to demonstrate their unwavering dedication to helping investors solve problems and pursue opportunities. While much work lies ahead, I am more confident than ever in the magnitude of the global opportunity and in our ability to further differentiate BlackRock through the value we can create for our clients and for our shareholders.”

Fourth Quarter Business Highlights

•	Net new business totaled $17.1 billion during the quarter, which helped drive year-end AUM to $1.125 trillion. Significantly, these new business flows were well diversified across regions and client segments. Specifically, we realized $12.3 billion of net inflows from U.S. investors and $4.8 billion from international clients. Institutional flows were robust globally, led by $4.7 billion of net fundings from U.S. tax-exempt investors and $2.7 billion from clients based in EMEA (Europe, Middle East and Africa). We also had positive flows in our retail channels, including $4.9 billion and $1.5 billion in U.S. and international products, respectively.

•	Fixed income assets increased $4.4 billion during the fourth quarter to $455.9 billion. Net new business was mixed across products, with $3.8 billion of net inflows in core and global strategies offset by $4.8 billion of outflows in targeted duration and sector specialty portfolios due to maturities, client mergers and internalization. An additional $0.9 billion of AUM were reclassified as cash management mandates. The outflows were concentrated among taxable institutions principally based in the U.S. Flows from international institutional and retail investors remained positive, favorably impacted by growing brand recognition. Although a number of our products struggled during the year, we ended the year on a positive note. Ninety-two percent or more of our institutional composites outperformed their benchmarks, and 52% or more of bond fund assets were ranked in the top two peer group quartiles, for the 1-, 3- and 5-year periods ended December 31, 2006.

•	Equity and balanced mandates grew $34.6 billion during the fourth quarter to $392.7 billion at year-end. The increase reflected strong net new business of $9.3 billion and robust equity markets. Flows were positive from both U.S. and international clients, including strong contributions across the full array of institutional clients and from U.S. retail investors. Investment performance remained competitive, with 66% or more of our equity fund AUM in the top two peer group quartiles for the 1-, 3- and 5-year periods ended December 31, 2006.

•	Cash management AUM at December 31, 2006 was $227.8 billion, $4.6 billion below December average of $232.4 billion as a result of cyclical year-end outflows. Net inflows during the quarter totaled $6.2 billion, including $4.1 billion from institutional clients and $2.1 billion from retail investors. A continued neutral stance by the Federal Reserve Bank and a flat U.S. yield curve have contributed to favorable flows in institutional liquidity products, but flows remain highly sensitive to yields. U.S. institutional money market funds continued to deliver competitive performance, with 89% of assets ranked in the top two peer group quartiles for the year-ended December 31, 2006.

•	Alternative investment AUM increased $4.3 billion to $48.1 billion at year-end. Real estate debt and equity, which represent $20.6 billion of total AUM in alternatives, increased $3.9 billion, including $3.3 billion of net inflows during the quarter. In addition, we added $807 million in collateralized debt obligations (“CDOs”), raising a new vehicle during the quarter and reaching maturity on our first CDO. The net inflows in CDOs were fully offset by outflows in a number of our other alternative investment products.

•	BlackRock Solutions maintained strong new business momentum, adding two new Aladdin and three net new advisory and outsourcing assignments during the fourth quarter. In addition, we added two and completed five short-term advisory assignments. As of year-end, three very sizable Aladdin implementations were in process. In addition, the BlackRock Solutions team finished converting legacy MLIM’s U.S. equity portfolios to our platform and commenced the international equity conversion targeted for completion in late-2007.

•	New business momentum has remained strong since year-end. As of January 19, 2007, the pipeline of wins funded or to be funded totaled $20.0 billion, including $15.8 billion in long-dated products and $4.2 billion in liquidity assets. In addition, BlackRock has been invited to participate in a record number of searches for fixed income, equity, balanced and alternative investment offerings. Our pipeline of BlackRock Solutions opportunities is also quite robust, including several assignments in contract negotiation and numerous others in various stages of development. We continue to seek opportunities to leverage BlackRock’s larger, more diversified platform to help our clients address their investment challenges and to create value for our shareholders.

Long-Term Incentive Plans

The Company adopted the 2002 Long-Term Retention and Incentive Plan to attract and retain qualified professionals. Prior to 2006, the Company granted LTIP awards of approximately $230 million, of which approximately $208 million is payable on January 29, 2007. The awards are payable approximately 16.7% in cash and the remainder in BlackRock stock to be contributed by PNC and distributed to LTIP participants. Under the terms of the plan, employees elected to put approximately 89% of the stock portion of the awards back to the Company. Stock repurchased by the Company will be retained as treasury stock.

In connection with the MLIM transaction, the Company awarded 1.0 million restricted stock units (“RSUs”) in October 2006 under the Company’s 1999 Stock Award and Incentive Plan that cliff vest on September 29, 2011. The Company intends to grant approximately an additional 1.6 million RSUs and 1.6 million stock options in January 2007, all of which are subject to achieving earnings performance goals prior to the vesting date of September 29, 2011.

In 2002, PNC agreed to contribute 4.0 million shares of BlackRock stock currently held by PNC to fund incentive plans and programs approved by the Company’s board of directors, subject to certain conditions and limitations. Approximately 1.0 million of the shares will be used to fund the stock portion of the awards to be paid in January 2007, approximately 1.6 million shares will be available to fund the RSU awards vesting in 2008-2011 and approximately 1.4 million shares will be available for future awards. The Company will record the fair market value of RSU and option awards as expense on a straight-line basis during the vesting period. Adjusted earnings per share will reflect the benefit for shares to be contributed by PNC.

MLIM Integration and 2007 Outlook

Total integration costs, including amounts expensed in 2006, are estimated at $156-166 million. This range is consistent with the Company’s estimate in its third quarter earnings release and compares to the initial estimate of $200 million. Estimated one-time integration charges in 2007 are expected to approximate $15-25 million.

The following chart presents management’s estimated range of earnings for 2007. This range incorporates assumptions previously disclosed in BlackRock’s second quarter earnings release. Among other things, these estimates reflect the Company’s expectation that it will generate up to $85 million of pre-tax expense synergies associated with the MLIM transaction. Fourth quarter 2006 reflects synergies at a run rate of approximately 90% of the $85 million estimate. Management continues to estimate total merger synergies of approximately $140 million. The remaining $55 million of synergies is expected to be substantially realized in 2008 as final systems conversions are completed in late 2007 and early 2008.

	2007
Diluted earnings per share range, GAAP basis	$6.90	$7.20
Per diluted share adjustments	0.35	0.35

Diluted earnings per share, as adjusted	$7.25	$7.55

Following this release, the Company will return to its policy of not providing earnings guidance and the Company assumes no duty to, and does not intend to, update this guidance.

Included in the GAAP diluted earnings per share range is expected pre-tax expense of approximately $125 million for identified intangible amortization (non-cash), performance fees of $100-250 million, fully diluted shares outstanding of approximately 132 million and an effective tax rate of 36-37%. Per diluted share adjustments include approximately $83 million related to MLIM integration costs, expenses funded through a contribution of stock currently held by PNC and an annual payment by Merrill Lynch related to future compensation expense.

Fourth Quarter Financial Highlights

Fourth quarter 2006 reflects the impact of the MLIM transaction, which closed on September 29, 2006. Given the magnitude of the acquired business, the Company has omitted discussion of most line item variances.

Fourth quarter 2006 revenues were $1.019 billion, compared to $369.1 million in fourth quarter 2005 and $323.1 million in third quarter 2006. Performance fees were $39.9 million in fourth quarter 2006, compared to $87.2 million in fourth quarter 2005 and $17.8 million in third quarter 2006. Other income, which includes BlackRock Solutions (BRS), 12b-1 fees and property management fees, was $115.6 million for fourth quarter 2006, versus $49.1 million reported in fourth quarter 2005, and $48.6 million in the third quarter 2006. Fourth quarter 2006 BlackRock Solutions revenues rose to $37.7 million, an increase of $5.6 million or 17% from fourth quarter 2005.

Fourth quarter 2006 operating expenses were $772.4 million, compared to $256.7 million in fourth quarter 2005 and $294.1 million in third quarter 2006. Compensation and benefits reflects an increase in the number of employees to approximately 4,700 at December 31, 2006 from approximately 1,750 at December 31, 2005. Portfolio administration and servicing costs includes payments to third parties, including Merrill Lynch, primarily associated with administration and servicing client investments in certain BlackRock products. Fourth quarter 2006 also reflects approximately $7.6 million of expense from launching a new closed-end fund that is expected to produce annual net revenue of approximately $5.6 million.

Fourth quarter 2006 non-operating income was $26.1 million, compared to $4.0 million in fourth quarter 2005 and $1.9 million in third quarter 2006, principally related to investments acquired in the MLIM transaction and subsequent additional investments. Fourth quarter 2006 non-operating income is offset by approximately $3.3 million of minority interest.

The Company recorded a deferred tax liability related to the MLIM transaction of approximately $1.8 billion, of which approximately $375 million will be amortized over the life of the intangible assets. The net effect of this amortization and U.S. federal, state and local taxes and taxes paid in non-U.S. jurisdictions results in an effective tax rate of approximately 37% for the quarter and year ended December 31, 2006.

Teleconference Information

BlackRock will host a teleconference call for investors and analysts on Tuesday, January 23, 2007 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter results. Members of the public who are interested in participating should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 6180109). Please note that the teleconference will be available for replay beginning at 2:00 p.m. on Tuesday, January 23, 2007, and ending at midnight on Tuesday, January 30, 2007. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter the Conference ID Number 6180109.

Performance Notes

Past performance is no guarantee of future results. Mutual fund performance data is net of fees and expenses and assumes the reinvestment of dividends and capital gains distributions. BlackRock waives certain fees, without which performance would be lower. Investments in mutual funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. for U.S. funds and Standard & Poor’s for non-U.S. funds. Rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than five years of performance.

Composites Performance: Investment performance does not reflect the deduction of advisory fees and other expenses, which will reduce performance results and the return to investors. All performance results assume reinvestment of dividends, interest and/or capital gains. Some BlackRock composites have less than five years of performance.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. As of December 31, 2006, the assets under management of BlackRock were $1.125 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions® investment system, risk management and financial advisory services. Headquartered in New York City, the firm has approximately 4,700 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, including statements under the heading “MLIM Integration and 2007 Outlook”, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock's SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock's investment products, including its separately managed accounts and the former Merrill Lynch Investment Managers (MLIM) business; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock's ability to successfully integrate the MLIM business with its existing business; (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management; and (17) BlackRock's success in maintaining the distribution of its products.

BlackRock's Annual Reports on Form 10-K and BlackRock's subsequent filings with the SEC, accessible on the SEC's website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

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Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30, 2006	% Change	Year ended December 31,		% Change
	2006	2005				2006	2005
Revenue
Investment advisory and administration fees	$902,881	$320,002	182.1%	$274,506	228.9%	$1,841,023	$1,018,372	80.8%
Other income	115,644	49,105	135.5%	48,552	138.2%	256,953	173,014	48.5%

Total revenue	1,018,525	369,107	175.9%	323,058	215.3%	2,097,976	1,191,386	76.1%

Expense
Employee compensation and benefits	378,594	182,581	107.4%	198,099	91.1%	945,587	595,618	58.8%
Portfolio administration and servicing	120,259	14,892	NM	15,247	NM	165,364	58,200	184.1%
General and administration	242,526	57,211	323.9%	78,311	209.7%	477,710	189,522	152.1%
Amortization of intangible assets	31,064	2,029	NM	2,393	NM	37,515	7,505	399.9%

Total expense	772,443	256,713	200.9%	294,050	162.7%	1,626,176	850,845	91.1%

Operating income	246,082	112,394	118.9%	29,008	NM	471,800	340,541	38.5%

Non-operating income
Investment income	30,042	5,888	410.2%	3,931	NM	55,882	43,138	29.5%
Interest expense	(3,895)	(1,840)	111.7%	(2,022)	92.6%	(9,916)	(7,924)	25.1%

Total non-operating income	26,147	4,048	NM	1,909	NM	45,966	35,214	30.5%

Income before income taxes and minority interest	272,229	116,442	133.8%	30,917	NM	517,766	375,755	37.8%
Income taxes	99,500	42,825	132.3%	11,108	NM	189,463	138,558	36.7%

Income before minority interest	172,729	73,617	134.6%	19,809	NM	328,303	237,197	38.4%
Minority interest	3,307	698	373.8%	895	269.5%	5,701	3,289	73.3%

Net income	$169,422	$72,919	132.3%	$18,914	NM	$322,602	$233,908	37.9%

Weighted-average common shares outstanding
Basic	129,040,518	64,002,818	101.6%	64,761,447	99.3%	80,638,167	64,182,766	25.6%
Diluted	131,853,835	66,914,279	97.0%	67,477,536	95.4%	83,358,394	66,875,149	24.6%
Earnings per share
Basic	$1.31	$1.14	14.9%	$0.29	351.7%	$4.00	$3.64	9.9%
Diluted	$1.28	$1.09	17.4%	$0.28	357.1%	$3.87	$3.50	10.6%
Dividends paid per share	$0.42	$0.30	40.0%	$0.42	0.0%	$1.68	$1.20	40.0%

Supplemental information:
Operating income, as adjusted (a)	$318,345	$124,667	155.4%	$109,360	191.1%	$707,598	$408,448	73.2%
Operating margin, GAAP	24.2%	30.5%	(20.7%)	9.0%	168.9%	22.5%	28.6%	(21.3%)
Operating margin, as adjusted (a)	35.6%	35.9%	(0.8%)	36.3%	(1.9%)	37.0%	36.8%	0.5%
Net income, as adjusted (b)	$211,733	$80,663	162.5%	$71,519	196.1%	$444,703	$269,622	64.9%
Diluted earnings per share, as adjusted (b)	$1.61	$1.21	33.1%	$1.06	51.9%	$5.33	$4.03	32.3%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating its ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock's financial performance over time. BlackRock's management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Certain prior period data has been restated to conform to current period presentation.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. Computations for all periods presented include affiliated and unaffiliated portfolio administration and servicing costs reported as a separate income statement line item and are derived from the Company's consolidated financial statements as follows:

	Three months ended			Year ended December 31,
	December 31,		September 30,
(dollar amounts in thousands)	2006	2005	2006	2006	2005
Operating income, GAAP basis	$246,082	$112,394	$29,008	$471,800	$340,541
Add back: PNC LTIP funding obligation	13,964	12,292	12,045	50,031	48,587
Merrill Lynch compensation contribution	1,848	—	—	1,848	—
Appreciation (depreciation) on assets related to deferred compensation plans	5,102	(19)	(3,149)	7,537	10,447
Fee sharing payment	—	—	—	34,450	—
MLIM transaction costs	51,349	—	71,456	141,932	—
SSR acquisition costs	—	—	—	—	8,873

Operating income, as adjusted	$318,345	$124,667	$109,360	$707,598	$408,448

Revenue, GAAP basis	$1,018,525	$369,107	$323,058	$2,097,976	$1,191,386
Non-GAAP adjustments:
Portfolio administration and servicing	(120,259)	(14,892)	(15,247)	(165,364)	(58,200)
Reimbursable property management compensation	(4,922)	(6,595)	(6,219)	(22,618)	(23,376)

Revenue used for operating margin measurement, as adjusted	$893,344	$347,620	$301,592	$1,909,994	$1,109,810

Operating margin, GAAP basis	24.2%	30.5%	9.0%	22.5%	28.6%

Operating margin, as adjusted	35.6%	35.9%	36.3%	37.0%	36.8%

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to, and useful to management in deciding how to, effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors. The 2006 fee sharing payment has been excluded because it represents a non-recurring payment (based upon a performance fee) pursuant to the SSRM Holdings, Inc. (“SSR”) acquisition agreement. The portion of the LTIP expense associated with awards to be met by the distribution to participants of shares of BlackRock stock currently held by PNC has been excluded because, exclusive of the potential impact related to LTIP participants’ put options, these charges will not impact BlackRock’s book value. Compensation expense associated with appreciation on assets related to BlackRock’s deferred compensation plans has been excluded because investment returns on these assets reported in non-operating income, net of the related impact on compensation expense, result in a nominal impact on net income. MLIM transaction and SSR acquisition costs consist of certain professional fees and compensation costs related to those transactions which were reflected in GAAP net income. Also included in MLIM transaction costs are rebranding costs. MLIM transaction and SSR acquisition costs have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods.

Portfolio administration and servicing costs have been excluded from revenue used for operating margin measurement, as adjusted, because the Company receives offsetting revenue and expense for these services. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin measurement, as adjusted, because they bear no economic cost to BlackRock.

(b) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. Nevertheless, BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended			Year ended December 31,
	December 31,		September 30, 2006
(dollar amounts in thousands)	2006	2005		2006	2005
Net income, GAAP basis	$169,422	$72,919	$18,914	$322,602	$233,908
Add back: PNC’s LTIP funding requirement	8,797	7,744	7,588	31,520	30,610
Merrill Lynch compensation contribution	1,164	—	—	1,164	—
SSR acquisition costs	—	—	—	—	5,590
MLIM transaction costs	32,350	—	45,017	89,417	—
Impact of Trepp sale	—	—	—	—	(486)

Net income, as adjusted	$211,733	$80,663	$71,519	$444,703	$269,622

Diluted weighted average shares outstanding	131,853,835	66,914,279	67,477,536	83,358,394	66,875,149

Diluted earnings per share, GAAP basis	$1.28	$1.09	$0.28	$3.87	$3.50

Diluted earnings per share, as adjusted	$1.61	$1.21	$1.06	$5.33	$4.03

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The portion of LTIP expense associated with awards to be met by PNC’s funding requirement has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the potential impact related to LTIP participants’ put options, these charges will not impact BlackRock’s book value. SSR acquisition costs consist of certain compensation costs and professional fees in 2005. Compensation reflected in this amount represents direct performance incentives paid to SSR employees assumed in conjunction with the acquisition and settled by BlackRock with no future service requirement. Net income, as adjusted, and diluted earnings per share, as adjusted, exclude this amount because it does not relate to the current period’s operations. MLIM transaction costs consist of compensation costs, professional fees and rebranding costs incurred in 2006 in conjunction with the MLIM transaction. Compensation reflected in this amount represents retention payments with no future service requirement or severance payments made to certain employees as a result of the transaction. Professional fees, compensation costs and rebranding costs related to the SSR acquisition and the MLIM transaction reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30, 2006	% Change	Year ended December 31,		% Change
	2006	2005				2006	2005
Investment advisory and administration fees
Fixed income	$220,259	$111,937	96.8%	$116,925	88.4%	$564,435	$431,766	30.7%
Cash Management	110,754	27,933	296.5%	32,176	244.2%	202,642	106,385	90.5%
Equity	451,247	50,538	NM	58,473	NM	618,876	176,489	250.7%
Alternatives	80,707	42,365	90.5%	49,115	64.3%	212,788	135,738	56.8%

Investment advisory base fees	862,967	232,773	270.7%	256,689	236.2%	1,598,741	850,378	88.0%
Investment advisory performance fees	39,914	87,229	(54.2%)	17,817	124.0%	242,282	167,994	44.2%

Total investment advisory and administration fees	902,881	320,002	182.1%	274,506	228.9%	1,841,023	1,018,372	80.8%
BlackRock Solutions	37,657	32,093	17.3%	30,154	24.9%	126,350	111,526	13.3%
Other income	77,987	17,011	358.5%	18,398	323.9%	130,603	61,488	112.4%

Total other income	115,644	49,105	135.5%	48,552	138.2%	256,953	173,014	48.5%

Total revenue	$1,018,525	$369,107	175.9%	$323,058	215.3%	$2,097,976	$1,191,386	76.1%

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary

	December 31, 2006	September 30, 2006 [1]	December 31, 2005	Variance
				Qtr to Qtr	YOY
Fixed income	$455,931	$451,538	$303,928	1%	50%
Cash Management	227,849	221,472	86,128	3%	165%
Equity & Balanced	392,708	358,145	37,303	10%	953%
Alternative Investments	48,139	43,861	25,323	10%	90%

Total	$1,124,627	$1,075,016	$452,682	5%	148%

Fourth Quarter Component Changes

	September 30, 2006 [1]	Net subscriptions (redemptions)	Acquisitions [2]	FX 4	Market appreciation (depreciation)	December 31, 2006
Fixed income	451,538	(1,704)	(97)	1,668	4,526	455,931
Cash Management	221,472	6,225	(1,260)	176	1,236	227,849
Equity & Balanced	358,145	9,294	(2,028)	4,605	22,692	392,708
Alternative Investments	43,861	3,306	—	255	717	48,139

Total	1,075,016	17,121	(3,385)	6,704	29,171	1,124,627

Year over Year Component Changes

	December 31, 2005	Net subscriptions (redemptions)	Acquisitions [2,3]	FX 4	Market appreciation (depreciation)	December 31, 2006
Fixed income	303,928	3,026	132,829	2,153	13,995	455,931
Cash Management	86,128	12,355	127,686	176	1,504	227,849
Equity & Balanced	37,303	10,676	314,419	4,984	25,326	392,708
Alternative Investments	25,323	6,757	14,224	255	1,580	48,139

Total	452,682	32,814	589,158	7,568	42,405	1,124,627

[1]	September 30, 2006 AUM reflects a reclassification of MLIM acquired assets. Approximately $900 million were reclassified from fixed income to liquidity and approximately $1.3 billion were reclassified from balanced to fixed income, relative to the AUM as reported in BlackRock’s third quarter 2006 earnings release.
[2]	Corrections to AUM records as of closing.
[3]	Acquired assets include $27.7 billion net new business from MLIM in the first nine months of 2006.
[4]	FX reflects the impact of converting non-dollar denominated AUM into USD for reporting.